Exhibit 4.1

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOUTHWEST AIRLINES CO.

4.375% Notes due 2028

No. [ ]	CUSIP # 844741 BL1

Southwest Airlines Co., a corporation duly organized and existing under the laws of Texas (herein called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [___________] ([____________] MILLION DOLLARS) on November 15, 2028, and to pay interest thereon from November 3, 2025 or from the most recent Interest Payment Date (as hereinafter defined) to which interest has been paid or duly provided for, semi-annually in arrears on May 15 and November 15 (each, an “Interest Payment Date”) in each year, commencing May 15, 2026, at the rate of 4.375% per annum, until the principal hereof is fully paid or made available for full payment. Interest on this Security shall be computed on the basis of a 360-day year of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions provided in such Indenture, be paid to the person in whose name this Security is registered on the Security Register of the Company at the close of business on May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

Payment of the principal of and interest on this Security will be made in such immediately available funds of the United States of America as at the time of payment are legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Security set forth below, which further provisions shall for all purposes have the same effect as if set forth in this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to below by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: November ___, 2025

SOUTHWEST AIRLINES CO.

By:
Name:
Title:

ATTEST:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

By:
Authorized Signatory

This Security is one of a duly authorized issue of debt securities of the Company, issued and to be issued in one or more series under an Indenture, dated as of February 6, 2024 (herein called the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture, all indentures supplemental thereto, and the Officer’s Certificate dated November 3, 2025, setting forth the terms of the debt securities of this series, reference is hereby made for a statement of the respective rights, limitation of rights, duties, and immunities thereunder of the Company, the Trustee, and the Holders of the Securities (as defined below) and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of a series designated as 4.375% Notes due 2028 (the “Securities”). This Security is a Global Security representing a portion of the Securities, initially limited in aggregate principal amount to $750,000,000, but subject to the right of the Company to issue and sell additional Securities in the future without the consent of the Holders thereof. Any additional securities of this series, together with this Security, shall constitute a single series under the Indenture.

Optional Redemption

Prior to October 15, 2028 (the “Par Call Date”), the Company may redeem the Securities at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Securities to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the Redemption Date, and (2) 100% of the principal amount of the Securities to be redeemed, plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

On or after the Par Call Date, the Company may redeem the Securities, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest thereon to the Redemption Date. In either case, the redemption is subject to the right of the Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or before the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date for the Securities, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, the Trustee will have no duty to calculate the Redemption Price, nor will it have any duty to review or verify our calculations of the Redemption Price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed.

In the case of a partial redemption of the Securities, selection of the Securities for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Securities of a principal amount of $2,000 or less will be redeemed in part. If any Security is to be redeemed in part only, the notice of redemption that relates to the Security will state the portion of the principal amount of the Security to be redeemed. A new Security in a principal amount equal to the unredeemed portion of the Security will be issued in the name of the Holder of the Security upon surrender for cancellation of the original Security. For so long as the Securities are held by DTC (or another Depositary), the redemption of the Securities shall be done in accordance with the policies and procedures of the Depositary.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Securities or portions thereof called for redemption.

Subject to the provisions of Section 1102 of the Indenture, any such redemption may, at the Company’s discretion, be conditioned upon (i) the occurrence of a Change of Control (as defined below) or (ii) the closing of another transaction, including a sale of securities or other financing, in each case as specified in the notice in reasonable detail.

Change of Control

Upon the occurrence of a Change of Control Triggering Event, unless the Company has otherwise exercised its right to redeem the Securities, each Holder of such Securities will have the right to require the Company to purchase all or a portion of such Holder’s Securities pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase, subject to the rights of Holders of Securities on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.

Within 30 days following the date upon which the Change of Control Triggering Event occurs, or at the Company’s option, prior to any Change of Control but after the public announcement of the Change of Control, unless the Company has otherwise exercised its right to redeem the Securities, the Company will be required to deliver a notice to each Holder of Securities, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of Securities electing to have their Securities purchased pursuant to a Change of Control Offer must surrender their Securities, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Security completed, to the Paying Agent at the address specified in the notice, or transfer their Securities to the Paying Agent by book-entry transfer pursuant to the applicable procedures of DTC, before the close of business on the third Business Day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times, and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Securities properly tendered and not withdrawn under its offer.

If Holders of not less than 90% in aggregate principal amount of the Outstanding Securities validly tender and do not withdraw the Securities in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company, purchases all of the Securities validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Securities that remain Outstanding following such purchase at a Redemption Price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest on the relevant Interest Payment Date).

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Securities, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Securities by virtue of any such conflict.

As used herein:

“Below Investment Grade Rating Event” means the rating on the Securities is lowered by each of the Rating Agencies and the Securities are rated below Investment Grade by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended if, and so long as, the rating of the Securities is under publicly announced consideration for a possible downgrade to below Investment Grade by all Rating Agencies that have not lowered the rating on the Securities to below Investment Grade, but in any event not beyond the 60th day following the occurrence of the Change of Control) after the earlier of (1) the occurrence of a Change of Control or (2) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Company and the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged, or changed measured by voting power rather than number of shares, other than any such transaction where:

(a) the Company’s outstanding Voting Stock is reclassified, consolidated, exchanged, or changed for other Voting Stock of the Company or for Voting Stock of the surviving corporation, and

(b) the holders of the Company’s Voting Stock immediately before that transaction own, directly or indirectly, not less than a majority of the Company’s Voting Stock or the Voting Stock of the surviving parent corporation immediately after such transaction and in substantially the same proportion as their ownership in the Company before the transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means (1) each of Fitch, Moody’s, and S&P, and (2) if any of Fitch, Moody’s, or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Company’s board of directors) as a replacement agency for Fitch, Moody’s, or S&P, or all of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Events of Default

The Indenture contains provisions specifying events that constitute an Event of Default. In addition to those events provided in the Indenture, the following event will be an Event of Default with respect to the Securities:

The Company defaults on any indebtedness for borrowed money totaling over $200,000,000 and its obligation to repay such indebtedness is accelerated, and this repayment obligation remains accelerated for 10 days after the Company receives a Notice of Default by the Trustee or Holders of at least 25% in principal amount of the Outstanding Securities of the affected series (with a copy to the Trustee).

If an Event of Default with respect to the Securities shall occur and be continuing, the principal of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

Supplemental Indentures

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of a majority in principal amount of the Securities at the time outstanding of all series to be affected (voting as one class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities of each such series, subject to certain exceptions as provided in the Indenture.

Denominations

The Securities are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Exchange

This Global Security shall be exchangeable for Securities registered in the names of persons other than the Depositary for such Global Security or its nominee only as provided in this paragraph. This Global Security shall be so exchangeable if (x) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for this Global Security or if such Depositary has ceased to be a clearing agency registered as such under the Exchange Act, or (y) the Company has executed and delivered to the Trustee a Company Order stating that this Global Security shall be exchanged in whole for Securities that are not Global Securities (in which case such exchange shall promptly be effected by the Trustee). If the Company receives such notice or has delivered such Company Order of the kind specified in clause (y) above, it may, in its sole discretion, designate a successor Depositary for such Global Security within 90 days after receiving such notice or delivery of such order, as the case may be. If the Company designates a successor Depositary as aforesaid, such Global Security shall promptly be exchanged in whole for one or more other Global Securities registered in the name of the successor Depositary, whereupon such designated successor shall be the Depositary for such successor Global Security or Global Securities. Securities so issued in exchange for this Global Security shall be of the same series and of like tenor, in authorized denominations and in the aggregate having the same principal amount as this Global Security and registered in such names as the Depositary for such Global Security shall direct.

Transfer

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register of the Company, upon surrender of this Security for registration of transfer at the office or agency of the Company designated as a Place of Payment pursuant to Section 1002 of the Indenture, duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed, by the Holder hereof or its attorney duly authorized in writing, and thereupon on or more new Securities, and of authorized denominations and of like tenor and aggregate principal amount, will be issued to the designated transferee or transferees. At the date of the Indenture, such agency of the Company is located at the office of U.S. Bank Trust Company, National Association, at 1255 Corporate Drive, 6th Floor, Irving, TX 75038.

No service charge shall be made for any such exchange or registration of transfer, but the Company or the Security Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee, and any agent of the Company or the Trustee may treat the person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Miscellaneous

The Securities are not subject to any sinking fund.

The Indenture contains provisions for defeasance of the entire indebtedness of the Securities upon compliance by the Company with certain conditions set forth therein.

All terms used in this Security that are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

The Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York.

Option of Holder to Elect Purchase

If you want to elect to have this Security purchased by the Company pursuant to the Change of Control Offer of the Indenture, check the box below:

☐ Yes

If you want to elect to have only part of the Security purchased by the Company pursuant to Change of Control Offer of the Indenture, state the amount you elect to have purchased (in minimum denominations of $2,000 and integral multiples thereof of $1,000, except if you have elected to have all of your Securities purchased): $

Date:	Your Signature:
(Sign exactly as your name appears on the Security)
Tax Identification No.:

Signature Guarantee*

*

NOTICE: The Signature must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs: (i) the Securities Transfer Agents Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Signature Program (MSP); (iii) the Stock Exchanges Medallion Program (SEMP); or (iv) such other guarantee program acceptable to the Trustee.